Exhibit 99.1

Epiphany Provides Details on Special Cash Distribution in Connection With Its

Pending Merger With SSA Global

SAN MATEO, Calif. – September 15, 2005 – Epiphany, Inc. (Nasdaq:EPNY) today announced that on September 13, 2005, pursuant to the terms of its pending merger with SSA Global Technologies, Inc., Epiphany’s board of directors approved a special cash distribution of $2.13 per share, which is part of the $4.20 per share merger consideration to be paid upon closing. The record date for the special distribution shall be immediately prior to the effective time of the merger, which is currently expected to be on or about September 29, 2005. The payment date for the special distribution is currently expected to be on or about October 6, 2005. The special distribution of $2.13 per share shall be in addition to the cash merger consideration of $2.07 per share so that each holder of Epiphany common stock shall receive $4.20 per share in exchange for their shares of E.piphany common stock if the merger with SSA Global is consummated.

Forward-Looking Statements

This press release contains forward-looking statements relating to the size and timing of the special cash distribution and our ability to complete a merger with SSA. Actual results could differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include the failure to satisfy one or more conditions to the completion of the merger, including the receipt of Epiphany stockholder approval and our ability to make the special distribution. Our proposed merger with SSA involves a high degree of risk. Whether or not the merger is completed, we will incur substantial expenses in pursuing the merger. In addition, if the merger is terminated under specified circumstances, we may be required to pay SSA a substantial termination fee. If the merger is not completed for any reason, our relationships with customers, partners and employees, and our financial results, could be harmed. Certain of these factors, and others, are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Risk Factors” section included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our prior press releases. Epiphany assumes no duty to update forward-looking statements.

About Epiphany

Epiphany® provides CRM software solutions that increase profitability at the largest consumer-oriented companies by making every customer interaction intelligent. With over 475 customers – including nearly 35 percent of the Fortune 100 – Epiphany powers deep customer insights and optimizes each relationship from both a revenue generation and customer retention viewpoint. Built on the industry’s most advanced, service-oriented architecture, Epiphany software solutions address problems that span business silos, departmental functions and geographic locations, and result in rapid, measurable ROI. With a suite of blended marketing, sales and service solutions, Epiphany enables global organizations to align touch points, processes and technologies around the most valuable enterprise asset – the customer. With worldwide headquarters in San Mateo, CA, Epiphany serves customers in more than 40 countries worldwide. For more information please visit www.epiphany.com.

Investor Contact:

Todd Friedman, The Blueshirt Group, 415-217-5869, todd@blueshirtgroup.com

Media Contact:

Gordon Evans, Epiphany, 650-356-3842, gevans@epiphany.com